EXHIBIT 10.21

January 3, 1997

Truman Cole
51 Hawthorn Drive
Atherton, CA 94027

Dear Truman:

This letter represents the agreement between you and Network Peripherals Inc. (the "Agreement") regarding your separation from the Company.

1.   Termination
a) Your last day as an Officer and employee of Network Peripherals Inc. (NPI) will be May 15, 1997 (your "Termination Date). Through that date you will continue to carry out all your existing duties as Vice President and Chief Financial Officer in a professional manner, consistent with your past performance and the responsibilities of the position.

b) Your current salary and existing employee benefits will remain in effect through your Termination Date.

c) The executive bonus for 1996 will be determined in accordance with the agreed upon terms of the executive bonus program and paid to you at the same time as other bonuses are distributed to executive officers. You will not be eligible for an executive bonus for 1997.

d) The Salary Continuation Agreement dated May 24, 1996 between you and NPI will end on your Termination Date.

e) The Indemnity Agreement dated June 28, 1994 between you and NPI will remain in full force and effect after the Termination Date and continue in full force and effect throughout the consulting period defined in paragraph 3, below.

2.   Early Termination

With a minimum of 30 days prior written notice, NPI may change your Termination Date described in paragraph 1.a., above, to any date prior to May 15, 1997, but in no event later than May 15, 1997 unless agreed in writing by both parties.

3.   Consulting
a) Effective upon your Termination Date you will become a consultant to the Company reporting directly to me.
b)   The consulting period shall continue until the earlier of:
     -   November 15, 1997; or,
     - That date on which you become a full-time employee of another company. You agree to promptly notify NPI on, or before, the date that this occurs.
     - That date on which you consult, or enter into an agreement to consult, for a competitor of NPI. Consulting for a competitor shall result in immediate termination of the benefits described in sections 3.c. and 3.d. of this Agreement.

AGREEMENT BETWEEN NPI & TRUMAN COLE
JANUARY 3,1997
PAGE 2 OF 3

c) As a consultant, you will be paid $11,250 per month, in two equal installments on the 15th and last day of each month, less any required withholdings.

d) You will continue to receive existing health care coverage pursuant to COBRA and NPI will pay the costs of such coverage during this consulting period. Additionally, NPI agrees to reimburse you for any out-of-pocket expenses incurred as a result of your consulting activities with such reimbursement subject to NPI's normal travel and expense reimbursement policy. If requested by you, NPI will provide continued use of voicemail and email during the consulting period.

e) Your existing stock options will continue to vest throughout the consulting period, and you will have 90 days following the end of the consulting period in which to exercise any vested options.

f) During the consulting period you agree to be available by phone or in person, as may be mutually agreed, with respect to accounting, financial, investor relations and other related matters. Additionally, you agree to use reasonable efforts to make yourself available, by phone or in-person, to support NPI in its litigation with Extreme Networks, including depositions and other activities. It is understood that your duties relative to these consulting activities will not exceed a total of 24 days during the consulting period. If you agree to provide consulting services in excess of 24 days, you will be compensated for such consulting at the rate of $2,800 per day.

4.   Release
In exchange for the benefits described above, you and your successors and assigns release and absolutely discharge the Company and its stockholders, directors, employees, agents, attorneys legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which you now have, or at any other time had, or of any matter, cause fact, thing act or omission whatsoever occurring or existing at any time to and including the date hereof, including, but not limited to, any claims of wrongful termination, breach of contract or national origin, race, age sex or other discrimination under the Civil Rights Act of 1964 the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. You hereby waive any right or benefit which you have or may have under section 1542 of the Civil Code of the State of California, to the full extent that you may lawfully waive such rights and benefits, pertaining to the subject matter of this general release of claims. You acknowledge that you have read section 1542 of the Civil Code of the State of California that is set forth below in its entirety:

          A general release does not extend to claims that the creditor does not know or suspects exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

5.   Proprietary Information Agreement
You acknowledge and agree that you shall continue to be bound by, and comply with, the terms of any proprietary rights or confidentiality agreements between the Company and you.

6.   Non-solicitation of employees
You agree that for a period of one year after your Termination Date, you shall not, either directly or indirectly, solicit the services, or attempt to solicit the services of any employee of NPI or its affiliated entities to any other person or entity.

7.   Non-disclosure
Both NPI and you agree that neither party shall directly or indirectly disclose any of the terms of this Agreement to anyone (other than your immediate family or counsel), except as such disclosure may be required for accounting or tax reporting purposes or as may be required by law. Further, the timing and content of any public announcements of your separation from the Company must be mutually agreed between you and NPI.

8.   Recovery of legal costs
The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement.

9.   Entire agreement
This letter constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, whether written or oral, with the exception of the agreements described in paragraphs 1.d., 1.e. and 5. This Agreement may not be altered or amended except by a written document signed by the Company and you.

      Sincerely,


/s/ Pauline Lo Alker
--------------------------------
Pauline Lo Alker
President and Chief Executive Officer
--------------------------------------------------------------------------------
I understand that I should consult with an attorney prior to signing this Agreement and that I am giving up any legal claims I have against the Company by signing this Agreement. Further, I understand that I may have 21 days to consider this Agreement, that I may revoke it at any time during the 7 days after I sign it and that it shall not become effective until that 7 day period has passed. I further acknowledge that I am signing this Agreement knowingly, willingly and voluntarily in exchange for the benefits described in Paragraphs 1 through 3, above.



/s/  Truman Cole
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     Truman Cole                 Date